UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2015 (January 22, 2015)

iStar Financial Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification Number)

1114 Avenue of the Americas, 39th Floor
New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 — Regulation FD Disclosure.

On January 22, 2015, the United States District Court for the District of Maryland entered a judgment in favor of iStar Financial Inc. (“iStar”) in the matter of U.S. Home Corporation (“Lennar”) v. Settlers Crossing, LLC, et al. (Civil Action No. DKC 08-1863).  The litigation involved a dispute over the purchase and sale of approximately 1,250 acres of land in Prince George’s County, Maryland.  The Court found that iStar was entitled to specific performance and awarded damages to iStar in the aggregate amount of: (i) the remaining purchase price to be paid by Lennar of $114.0 million; plus (ii) interest on the unpaid amount at a rate of 12% per annum, calculated on a per diem basis, from May 27, 2008, until Lennar proceeds to settlement on the land; plus (iii) real estate taxes paid by iStar in the amount of approximately $1.6 million;  plus  (iv) actual and reasonable attorneys’ fees and costs incurred by iStar in connection with the litigation.  The Court ordered Lennar to proceed to settlement on the land and to pay the total amounts awarded to iStar within 30 days of the judgment.  A third party is entitled to a 15% participation interest in proceeds from the disposition of the land.   Lennar may appeal the Court’s decision. There can be no assurance as to the timing or actual receipt by iStar of amounts awarded by the Court or to the outcome of any appeal.

Forward Looking Statements

Certain statements in this report, other than purely historical information, including statements relating to our current expectations, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are subject to risks and uncertainties which cause actual results or outcomes to differ materially from those contained in the forward-looking statements.  We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  In assessing all forward-looking statements, readers are urged to read carefully all cautionary statements contained in our other Securities and Exchange Commission filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date:	January 23, 2015	By:	/s/ DAVID DISTASO
David DiStaso
Chief Financial Officer